Exhibit 99.1

January 29, 2016
Earnings Report
December 31, 2015

Dear Shareholders:

We are pleased to announce record total assets for Kentucky Bancshares, Inc. of $973.7 million as of December 31, 2015 compared to $855.2 million as of December 31, 2014, reflecting an increase of $118.5 million driven by the merger with Madison Bank in July of 2015 as well as organic growth from our existing branches. Components of the change include an increase in net loans of $85.3 million or 16%, an increase in investment securities of $17.4 million or 7%, and an increase in total deposits of $104.1 million or 16%.

Quarter to date net income was $1.71 million in the fourth quarter of 2015, compared to $1.68 million in the same period as prior year, reflecting a 1.8% increase. The increase in quarterly net income is primarily due to higher net interest income associated with loan and investment growth, offset by lower non-interest income and higher non-interest expense. Quarter to date diluted earnings per share was $0.57 in the fourth quarter of 2015, compared to $0.61 during the same period last year.

Year to date net income was $6.9 million for the period ended December 31, 2015 compared to $7.1 million for December 31, 2014. The change in net earnings is largely due to the anticipated one-time expenses associated with the acquisition of Madison Bank. Year to date diluted earnings per share was $2.42 as of December 31, 2015, compared to $2.60 during the same period last year. The change from year-to-year is attributable to a larger number of shares outstanding and driven by higher loan loss provision and higher non-interest expense, partially offset by higher net interest income and lower tax expense. Provision expense is higher due to the growth in our loan portfolio. While our credit quality remains strong and favorable to peers, we feel it is prudent to increase our provision because of our recent loan growth. Non-interest expense increased due, in part, to anticipated merger related expenses. Net interest income is higher due to our loan and investment growth. Tax expense is lower due to purchased tax credits and increased exemptions associated with our captive insurance subsidiary.

The global, national, and statewide economies remain uncertain and our industry continues to face challenges including narrowing interest rate spreads, heightened competition, and increased regulations. These all exert downward pressure on revenues and upward pressure on costs. Despite these challenges, we will continue to explore opportunities for profitable growth and efficiency improvements to accomplish what is in the long term best interest of our shareholders, customers, and employees.

As always, we appreciate your support.

/s/Louis Prichard
Louis Prichard
President, CEO






                                         UNAUDITED

CONSOLIDATED BALANCE SHEET
(in thousands)
                                                                                 Percentage
                                                   12/31/2015     12/31/2014        Change

Assets
  Cash & Due From Banks                            $  26,546      $  16,771         58.3%
  Interest Bearing Time Deposits                       4,874          1,280        280.8
  Securities                                         264,212        246,861          7.0
  Trading Assets                                       5,531          5,370          3.0
  Loans Held for Sale                                    624            776        -19.6
  Loans                                              624,120        538,305         15.9
  Reserve for Loan Losses                              6,521          6,012          8.5
    Net Loans                                        617,599        532,293         16.0
  Federal Funds Sold                                   1,502            398        277.4
  Other Assets                                        52,847         51,460          2.7
     Total Assets                                  $ 973,735      $ 855,209         13.9%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                         $ 209,289      $ 176,743         18.4%
    Savings & Interest Checking                      349,183        294,169         18.7
    Certificates of Deposit                          200,509        183,957          9.0
      Total Deposits                                 758,981        654,869         15.9
  Repurchase Agreements                               18,514         12,457         48.6
  Other Borrowed Funds                                99,844        101,002         -1.1
  Other Liabilities                                    7,868          8,939        -12.0
    Total Liabilities                                885,207        777,267         13.9
  Stockholders' Equity                                88,528         77,942         13.6
    Total Liabilities & Stockholders' Equity       $ 973,735      $ 855,209         13.9%



CONSOLIDATED INCOME STATEMENT
(in thousands)
                                                 Twelve Months Ending                   Three Months Ending
                                                                  Percentage                            Percentage
                                          12/31/2015  12/31/2014    Change      12/31/2015  12/31/2014    Change
Interest Income                            $ 33,185    $ 29,731      11.6%       $ 8,978     $ 7,560       18.8%
Interest Expense                              4,050       3,756       7.8          1,067         951       12.2
  Net Interest Income                        29,135      25,975      12.2          7,911       6,609       19.7
Loan Loss Provision                           1,450         950      52.6            425         450       -5.6
  Net Interest Income After Provision        27,685      25,025      10.6          7,486       6,159       21.5
Other Income                                 11,535      10,158      13.6          2,653       2,731       -2.9
Other Expenses                               31,807      27,215      16.9          8,313       7,021       18.4
  Income Before Taxes                         7,413       7,968      -7.0          1,826       1,869       -2.3
Income Taxes                                    530         897     -40.9            121         194      -37.7
  Net Income                               $  6,883    $  7,071      -2.7%       $ 1,705     $ 1,675        1.8%
Net Change in Unrealized Gain (Loss)
 on Securities                                 (432)      5,917    -107.3         (1,198)        838     -243.0
  Comprehensive Income (Loss)              $  6,451    $ 12,988     -50.3%       $   507     $ 2,513      -79.8%

Selected Ratios
  Return on Average Assets                     0.76%       0.89%                    0.71%       0.83%
  Return on Average Equity                     8.26        9.50                     7.62        8.58

  Earnings Per Share                        $  2.42     $  2.60                  $  0.57     $  0.61
  Earnings Per Share - assuming dilution       2.42        2.60                     0.57        0.61
  Cash Dividends Per Share                     1.04        1.00                     0.26        0.25
  Book Value Per Share                        29.62       28.65

  Market Price                         High        Low         Close
    Fourth Quarter '15                $30.19      $29.54      $29.65
    Third Quarter '15                  33.00       30.05       30.16